Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-168467) of L3 Technologies, Inc. of our report dated June 26, 2017 relating to the statement of net assets available for benefits of L3 Technologies Master Savings Plan, as of December 31, 2016, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 21, 2018